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                                                                    EXHIBIT 21.1

EXHIBIT 21.1 -- LIST OF SUBSIDIARIES

American Xtal Technology Japan Co. LTD
Beijing Tongmei Xtal Technology Co., LTD
Alpha Photonics (Barbados), Inc.
Advanced Semiconductors Corp. Ltd.
Lyte Optronics, Ltd.
Bestal International Corporation